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               KAMAN TO SELL ELECTRIC MOTOR
               BUSINESS TO DRS TECHNOLOGIES

BLOOMFIELD, Connecticut (January 15, 2003) -  Kaman Corp
(NASDAQ:KAMNA) today announced it has sold its electric motor and drive business to DRS Technologies, Inc., Parsippany, N. J.
Terms were not disclosed.

A part of Kaman since 1985 and now a component of the Kaman Aerospace subsidiary, the Hudson, Mass. business has operated as the Electromagnetics Development Center (EDC) since July 1999. The EDC develops and manufactures high performance electric motors, generators and drive electronics for industrial and defense applications. The business employs about 65 people and will continue to operate out of its Hudson facilities.

Paul R. Kuhn, chairman, president and chief executive officer of Kaman Corp. said, "We believe that the best value for all parties will be realized through this transaction. DRS is well positioned to integrate the EDC's development know-how with its existing production capabilities as it pursues follow-on production contracts for the U.S. Navy's recently competed DD(X) ship propulsion program as well as high-volume commercial motor production. Kaman will continue to focus on its growth strategy in Aerospace with new programs and acquisitions aligned with the company's core strengths."

DRS is an established leader in naval power distribution and control systems and provides leading edge products and services to government and commercial customers worldwide. Focused on defense electronics, DRS develops and manufactures a broad range of mission-critical systems and components in the areas of communications, combat systems, rugged computers, electro-optics, power conversion, data storage, digital imaging, flight safety and space.

Kaman Corp., headquartered in Bloomfield, Conn., conducts business in the aerospace, industrial distribution and music distribution markets.

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Contact:
Russell H. Jones, Vice President and Treasurer
(860) 243-6307
Email:  rhj-corp@kaman.com